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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 20, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File No.)	91-1069248 (IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)		98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on March 16, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 1, 3, 5, 7, 9, 14, 16, 18, 21, 22 and 23, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRES RECEIVED THROUGH FEBRUARY 16, 2001

1.  The business generated a huge amount of free cash flow, well in excess of net income, for both the quarter and full year due to reduced working capital needs. To what extent is this due to timing (transient) vs. better working capital management/more favorable terms (sustainable). Should we expect to see continued improvements in 2001, working capital growth in-line with business growth or a reversal of the favorable trends of 2000?

    We received several questions about the cash balance. This was probably the kindest. It seems that cash generation brings questions like "What are you going to do with all that cash?" over and over again. Cash apparently presents problems. In our view, having no cash would be tragic. To paraphrase Tevye from Fiddler on the Roof "If cash is a curse, may we be smitten and never recover!"

    At the start of 2000 we implemented billing process improvement initiatives which were designed to accelerate collection of accounts receivable with an eye toward better working capital utilization. While we continue to refine these initiatives, the results obviously showed up as free cash flow generated through operations. We also benefited from having no major capital expenditure projects, making just $26,000,000 in routine capital expenditures.

    Cash flow had typically been seasonal. The strongest period of positive cash flow was always the first quarter. The second quarter was always somewhat neutral, while the last half of each year has always brought negative cash flow, as accounts receivable naturally grows with peak season business volumes. During 2000, however, we actually had positive cash flow from operations in all four quarters.

    While we always look to improve cash flow, we believe that it will be difficult for our managers to repeat the extraordinary improvement in free cash flow generation seen in 2000 as compared to 1999. On the other hand, we never bet against them.

2.  How did freight volumes progress through the fourth quarter of 2000? Please address each month separately and compare with the fourth quarter of 1999 and with the third quarter of 2000 (excluding the impact of seasonality).

    If we excluded seasonality, we think they would all be equal and last year would have been less. Seasonality is a reality in this business and we have no idea how to adjust away the real world. We have refused to do this with currencies and we are not about to get started with something as important as the freight.

    Freight volumes were remarkably consistent during the fourth quarter of 2000. October was the strongest of the three months while November and December were similar to each other. Year over year, the volumes for October and November were reasonably improved over the same months of 1999. December 2000 was roughly equivalent with 1999, but this was not unexpected. December was uncharacteristically the highest volume month in the fourth quarter of 1999.

    From a third quarter 2000 to fourth quarter 2000 comparison, the fourth quarter airfreight volume was definitely higher than the third quarter. This was to be expected as the fourth quarter is historically much more airfreight intensive. Ocean freight volume was much less in the fourth quarter of 2000 as compared with the third, but nothing unexpected as ocean freight peaks in the third quarter. In general, with ocean freight, if it doesn't sail by Thanksgiving, its not holiday merchandise.

3.  Please discuss the current pricing environment for air and ocean freight. How have prices and Expeditors' yields changed over the fourth quarter and what are you seeing in the start of 2001?

    Fourth quarter 2000 pricing was seasonally comparable with the prior year. The airlines implemented PSAF (peak season adjustment factors) during the third and fourth quarters. This is true in any year that experiences capacity constraints. These adjustments began to be rolled back late in the year.

    A spot market developed on some lanes in late December and this allowed us to manage net revenues through carrier selection as customer service requirements allowed.

    January 2001 seems to be a representative January with respect to pricing. After peak, there is much more capacity than demand. Historically this slowly tightens over the course of the year and carriers raise prices as lift becomes scarce. This starts a new peak and the cycle begins again.

4.  Gross revenue growth for airfreight of 4.6% during the fourth quarter of 2000 was below the 5.1% growth for the airfreight market as measured by ATA. What has changed at Expeditors to cause company gross revenue growth to be lower than "general" sector growth for airfreight?

    Nothing has changed. We probably don't belong to the ATA and we certainly don't follow or worry about sector growth rates. We always want more freight so long as we can make a fair return on our efforts. Our growth is not merely a function of overall growth in volumes of international cargo.

5.  Gross revenue growth for ocean freight continues to remain relatively strong despite slower growth in the overall ocean freight volumes. What is the driver of the strong relative growth at Expeditors relative to customer shipping volumes and new or additional business?

    The biggest ocean opportunities during 2000 resulted from measures the ocean carriers took in response to changes in the U.S. regulatory environment. As carriers consolidated and streamlined to pursue the opportunities they saw in serving large-volume shippers, many of their middle and small customers were left without the customer service infrastructure they required.

    Fortuitously, we could provide that same service and support. As a result, we were able to perform what we've termed "full-box consolidation" for customers that up until now had been exclusive customers of the carriers. This has been very good business for us, both from a growth and a profitability standpoint and we look forward to further opportunities that it provides.

6.  Please discuss your logistics services growth in the fourth quarter and full year 2000; what percentage of Customs Brokerage and Import Services revenues does it represent?

    We describe everything we do as international logistics. Your question seems to imply that logistics is limited to the distribution service. Looking just at the distribution product, which at Expeditors has strong tie-ins to inbound air and ocean freight, revenues grew approximately 25% during the fourth quarter and for the full year 2000. Distribution makes up approximately 20% of customs brokerage and import services revenues.

7.  What percentage of your capital expenditures for 2001 will be spent on information technology?

    Approximately, one-fourth to one-third of next years anticipated capital expenditures will go for information technology. This is routine enhancement and replacement based upon obsolescence and upgrades related to growth.

8.  Any significant new hires or personnel losses (at a regional and country level)?

    We think that all of our new hires are significant. Employees who come to work at Expeditors have opportunities that go beyond having a job. If we have been successful in hiring, the individuals recognize that they have the opportunity for a career in a dynamic organization where organic growth creates advancement opportunities that are unmatched in the industry. Similarly, anytime somebody leaves it is significant because we either failed to hire the correct individual or we lost a good one.

9.  How many offices are planned for opening in 2001 and in what regions? How many offices are now in China and what are your expansion plans.

    We don't really "plan" our office openings by putting pins in a map or numbers in a budget. You can actually end up with strange aberrations by merely pointing to a city and declaring that an office will appear within X months. Our story has never been just about office openings.

    We feel that we can open and absorb 10-15 new offices a year into our global network, provided that it makes sense to open each one. We open in places where there is a demonstrated opportunity, or at least the recognizable potential, to have a successful and thriving Expeditors office. Each successful office strengthens our global network and often brings new synergies.

    "Culture" is the primary factor in the development of a profitable new office. We need to have adequate time to mentor and nurture any new office. If we have the right place, with the right people, mentored in our culture in the right way, our history shows that we will be successful. Often you can't plan this stuff, it just happens.

    With respect to China, we currently have 10 offices. We are constantly evaluating expansion plans in China to accommodate the rapid development of that country. We don't have any plans that are firm enough that we can announce new offices as of this date. However, China is a large, dynamic and exciting market and we wouldn't be surprised at all to see at least one office opened there in the year 2001.

10.  China's New Year was earlier this year, will there be any impact on first quarter?

    The timing of the important Chinese New Year holiday would not have an impact on the first quarter. Rather, it can cause swings between the months of January and February that makes it difficult to reliably take our corporate pulse prior to the end of February.

11.  Have you decided on releasing revenue and operating income by month in your selected public monthly disclosure? In general, how has your new FD policy been received? Do you still take calls and visits from analysts.

    With respect to the release of monthly revenues and operating income, we are still discussing this. The response to our November 8-K invitation to comment was frankly mixed.

    There was a very strong contingent that expressed concern that releasing monthly numbers would inject additional volatility in the stock price. There were also a number urging disclosure stating that it would be interesting and helpful. All in all, there was no clear consensus. We will not be putting out numbers for the month of January 2001 alone.

    In general, our FD policy has been well received. There are some, primarily from the ranks of the sell-side analysts, who feel that our policy diminishes the competitive advantage they feel they have developed. Clearly, however, the SEC wanted everybody to have the same information at the same time. We have no idea how to accomplish this while also providing individual answers to secret questions. We think that our policy accomplishes the objectives of the SEC while at the same time allowing us to increase the quality and timeliness of the information that we make available to the investing public.

    In general, those who have provided feedback have been positive. Many responses have been very complimentary. We think that the ability to think before communicating, perhaps even researching responses to questions, naturally increases public knowledge of our business and our industry. We think that's good for the investors and good for us.

    As far as calls and visits from analysts, we do take calls and we do receive people here at our corporate office. The ground rules for these encounters are very basic. No questions about the current day, week, month, or quarter. We will talk about the industry, about competitors, but we do not discuss information that our policy requires be disclosed in this forum. It is not unusual for a questioner to be told that a particular question must be submitted in writing to have a chance at an answer.

12.  Number of employees at the end of 12/2000?

    The number of employees as of 12/31/00 was 7,486 and 6,360 as of 12/31/99.

13.  Operating margin as a percentage of net revenue expanded in 2000 by leveraging fixed assets (rent, depreciation, SG&A). Does management see further opportunities to leverage fixed expenses for this year?

    The question starts out discussing leverage on fixed assets, but the inclusion of SG&A in the parenthetical makes us wonder. We understand SG&A to be an abbreviation for selling, general and administrative expenses and occupancy expenses constitute a very minor portion of these.

    We comment elsewhere on our rent vs. purchase decision process. We also discuss below the fact that leases look a lot like short-term real fixed assets to us. We can derive leverage from facilities only when we reach the bursting point. However, there is a tradeoff between productivity and the quality of the working environment. Unlike some on Wall Street who have questioned our facilities expense, we do not expect our employees to sit on cardboard boxes in the worst part of town. They dress professionally for work each day and the office needs to be of an equal caliber.

    We are different and we look different. Lease or purchase, we believe that our facility decisions come back to us in consistency of appearance, employee productivity and increased customer satisfaction. Nothing makes us happier than to receive a comment from a visitor to an office far from home who says that once inside, the look and feel was the same as "their" Expeditors' office back home.

14.  During the fourth quarter of 2000 customs brokerage grew over 17% while gross revenue was closer to 10% overall and less than 5% in airfreight forwarding. Is there a correlation between airfreight and ocean volumes and customs brokerage growth rates. Given a certain trend in air and/or ocean revenue growth, to what degree should customs brokerage revenue growth move accordingly? Are other factors such as the complexity of clearing particular goods shipped more relevant? How does this impact the pricing of customs brokerage services? Could you provide the main criteria for pricing this service?

    The only sure correlation would be to perform customs clearance services for all the goods that we carry, and only for the goods that we carry. We would like the former and be diminished by the later. As much as we would like to clear everything we carry and clear everything that moves on our competition, there are many accounts where we serve only as the broker or the freight forwarder.

Suffice it to say that it is not from a lack of trying that we end up clearing freight that we don't carry and vice versa.

    There is a continued trend toward quoting rates to customers for door to door services. With a door to door rate, the charge for customs brokerage is bundled with the transportation charges. This means that the amount of revenue that shows up as customs clearance services as opposed to transportation becomes somewhat subjective.

    From a pricing standpoint, the complexity of cargo from a tariff standpoint and the associated complexity of the shipping documents dictate the amount of time it takes to prepare the entry. Time is the cost that should be the prime determinant in establishing a fair price for the entry transaction.

15.  Do downwardly revised forecasts from large clients, such as XXXX, have a significant impact on Expeditors? Without revealing customer specific information, can you elaborate on trends within specific industry groups (i.e., accelerating/decelerating volumes, outlook, etc.)?

    We need to define significant impact. If we are going to talk about operating income impact, then there are some factors that we need to consider: 1) no customer is larger than 4% of our net revenue and 2) only one customer in our top 10 is exclusive. Therefore, it would take a very large downward revision from any one customer to have a significant impact on Expeditors' operating results. We've never experienced a situation where one customer's downward revised earnings forecast has materially impacted our overall operating income results as defined by analysts consensus estimates. In fact we are not even sure that downward estimates are always accompanied by less freight. This is really in the category of "nothing we can do about it anyway," so this is not something that we spend a lot of time worrying about.

    If we are talking about the impact of these downward revisions on our stock performance then we need to consider different factors. To be quite candid, in the past, we believe that the biggest impact on our stock performance has come from the downward revisions/poor performance of our competitors. Lets lay off the customers.

    We have been surprised on more than one occasion with the problems announced by the competitors which the market assumes will soon afflict Expeditors. A competitor with bad debt write-offs does not mean that our credit policy went astray. A decline in the "Euro" is an excuse, not a plague. If we have been volatile, it was perhaps because of the inadequacy of our competitors, and the good news is that now there are fewer of them.

    Since most customers are not exclusive, we have had experiences where we have increased our market share at a particular customer at the same time they have had a reduction in overall sales revenues. Even though their sales may have been flat, our business increased.

    With respect to industry trends, we have always maintained that we are a poor proxy for specific industries. Even ours. As we have noted previously, we have yet to experience the downturn that so many are talking about, so at this time, would are likely not a great proxy for anybody.

16.  At about $2.4 million for the fourth quarter, Expeditors' interest income came in about 20% higher than we anticipated. Can you provide any guidance going forward in terms of what the plan for cash management is?

    Hopefully we'll make as much as is safely possible. Guidance in the cash management area is difficult. We're not a bank and our business is cyclical in terms of cash requirements. We're not going to start making predictions by speculating on interest income growth.

    We would suggest that you look at how cash built up during the year and consider revising your projections in a manner that is consistent with the historical trends. We got a reasonable result when we tried this, but we don't show our work.

17.  Can you provide some color related to the $310,000 year-over-year swing in other, net income in the fourth quarter, 2000 report?

    Foreign exchange gains in 2000 against exchange losses in 1999 were the primary cause of this difference.

18.  How would you characterize the stock repurchases Expeditors' made during the fourth quarter? Was this only a reaction to a relatively low stock price early in the fourth quarter? Or, was this unrelated? Please elaborate on your repurchase policy and what would trigger significant repurchases in the future.

    We repurchase stock as stock options are exercised using the proceeds received from the specific exercises. This is the only publicly announced stock repurchase program that we have in effect. If there were to be a strong pull-back in the stock, similar to what happened in 1998, we would consider getting Board of Directors authorization for a discretionary repurchase program.

19.  On a regional basis, the fourth quarter revealed gross yield (net revenue/gross revenue) deterioration in the U.S./North America regions. Is this purely indicative of tight capacity relative to other regions or has the inclusion of Expeditors' Headquarters related costs had some impact on these values? If capacity is relatively tight, could you elaborate on what is driving this trend (i.e., air, ocean, etc.)? If the Headquarters related costs are a factor, could you elaborate on the nature of these costs?

    We are confused by the question. This is nothing new and certainly never stops us from answering. There seem to be two parts that are unrelated. The question we want to ask is how, or better yet, why would we include headquarter costs in net or gross revenue figures?

    We'll answer the question as if it made sense. If you need to try again, we will be here next month.

    First off, there were no inclusion of headquarter costs in the net or gross revenue numbers. It would not be GAAP and we haven't done it.

    Costs for the headquarters are included in the operating expense numbers for the parent company which is US based. The occupancy costs of the headquarters, including depreciation expense net of rental sublet income, are more or less neutral to the company at this stage.

    The United States figures include the executive bonus pool compensation as these expenses are absorbed by the parent company and are not allocated back among the regions. These compensation costs do effect the return from the U.S. parent company as it is shown in the business segment information.

20.  Could you elaborate on the balance sheet and cash flow restatements that were apparent in the fourth quarter/year-end earnings release? Is this related in any way to SAB 101?

    Reclassifications on the balance sheet are not SAB 101 related. This was not a result of incorrect revenue recognition, as a SAB 101 adjustment would have been. Rather, it was a common sense reconsideration of an accounting issue that had not been material in prior years. Therefore, these adjustments were reclassifications, not restatements, and there is a big difference between these two "r" words.

    In order to answer this question properly, however, we're going to need to get rather technical and there is no "short" way to do this. It probably is not going to be funny either. There is only so much you can do with accounting. So here it comes. If you read the next paragraph you need to promise to tighten your belt and keep reading—all the way to the end.

    Our revenue recognition policy calls for revenues to be recognized when the services we perform are completed. This means that at origin, revenue on origin services are recognized when they are completed. Every shipment also requires destination services. At destination, revenue is recognized when the destination services are fully performed.

    When acting as a freight forwarder, revenue and corresponding expense are recognized when the freight is tendered to a direct carrier at origin. In most cases, the origin office issues an inter-company invoice to our destination office. This is not yet recorded as a trade receivable as that will only take place at destination after we complete the destination services and bill the customer. No customer wants two invoices for a single transaction just to solve an accounting issue.

    At the point that freight is tendered to the direct carrier, the customer becomes legally obligated to pay us for the transportation charges. We also become obligated to pay the direct carrier.

    At the end of any accounting period, there are transactions that are "in transit" moving by air and ocean. The origin billings for these shipments exist as inter-company accounts receivable at origin, but, are "in transit" from a destination office perspective. The invoices have not yet been received and recorded and therefore they do not exist as yet as corresponding inter-company accounts payable at destination. The debits do not equal the credits by the amount of the "in transit" items. Something must be done.

    As part of consolidation process, we must eliminate all inter-company balances. Since the "in transit" accounts receivable has no offset (remember the debits do not yet equal the credits and something had to be done) in accounts payable, this amount does not eliminate. We still need to do something. Accordingly, we make an adjustment for these "in transit" transactions.

    In the past, our policy had been to treat these "in transit" billings as a reduction in origin accounts payable. We're not sure why we started doing this, but something had to be done and we probably did not want to overstate customer receivables. In any event, this is what we have been doing since going public. It is probably more correct to say that since the amounts were immaterial, it was easier for us, mechanically, to keep track of these adjustments when they were eliminated through a reduction in the origin payables.

    In 2000, we took another look at the "in transit" numbers and researched the accounting issue. Since the customers at destination are in fact liable for our charges once the freight has been tendered to the common carrier at origin and we are liable for the carrier payable, we determined that these "in transit" items should be eliminated with an increase in trade accounts receivable. We made something go away by making something else bigger. It was the technically correct thing to do as this treatment most appropriately reflects the legal and financial character of these "in transit" transactions.

    From any measure of financial and accounting materiality, these amounts are still relatively small and immaterial. This was not a restatement, it is a balance sheet reclassification that shows two items in gross rather than a single net number.

21.  Based on year-over-year gross yield trends, it appears as if Europe is beginning to see some loosening in capacity. Is it your expectation that capacity into and out of Europe will be relatively looser on a year-over-year basis in the near-term?

    Capacity out of Europe has been fairly tight all year long. Capacity into Europe was much less constrained. We have seen nothing through January 2001 to cause us to expect any change in this situation.

22.  Can you conceive of any economic environment in which your company would report one year over year decline in quarterly EPS? If so, what would that environment look like?

    We're on record as saying that global thermonuclear war would definitely have an impact. Are there other things that could affect us? Yes, undoubtedly there are. That having been said, we already know how we will cope: we will remain true to our principles and move on. We do not spend time contemplating what might stop us, we still have too much to do going forward.

    To this point, we have never had a situation where we have not reported year over year growth in operating income. We voluntarily increased our income tax rate in 1993 which did retard E.P.S. for one year, but this had no effect on the growth in our operating income. You can look it up.

23.  Some of your competitors have claimed to be winning new international business because of their dedicated lift capacity. While this may limit the variability of the model, is leasing dedicated lift becoming a necessary part of your business going forward?

    Winning new business and building profitable business are sometimes mutually exclusive. You can win the lottery, but you need to work hard to build profitable business. Freight forwarding done well is much more like a business than a lottery.

    The dedicated lift type competitors are also now publicizing the large number of bids that they currently have pending. Bidding in a freight auction is like the lottery. Except that in the lottery somebody holding a ticket actually wins. It may be okay to purchase an occasional ticket, but its not really anything to brag about and it is hardly a career.

    Dedicated lift is also like the lottery. If it is empty, you will dedicate just about anything to getting it full. If it costs more to move than what good customers are willing to pay, you have a problem. If it causes you to become something different from what you were, you have a bigger problem. You then probably need to bid on freight to have a chance of winning. Most of our competitors are using long-term charter commitments and wet-lease aircraft to provide their dedicated lift. At that point, you are something different, you are asset based. It gets you "phantom" asset ownership and attention from your bid activity, but in our humble opinion, with that kind of dedicated lift capacity you probably also have to handle the freight at prices below your cost.

    As to whether we need to run out and lease dedicated lift capacity, a lease is a form of financial control over an asset, in the short-term it is much the same as a purchase. The terms of the lease make the difference. The longer the lease, the more it seems to us to assume the characteristics of an asset. This is true whether the lease is off balance sheet or not. In either case, real or "phantom," with leased lift comes asset challenges. Non-asset based companies have typically not faired well when they've allowed the quest for top-line growth to "morph" them into an asset based model—even if you've morphed using "phantom" assets.

    Assets that fly or float have the capacity to become anchors. This can be an ugly "phantom" asset. You can't see it and if it is working, it keeps you from going anywhere. If we are anchored to anything in this regard it is to remaining a true non-asset based carrier working hard to build a profitable service business.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
February 20, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
February 20, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President— Chief Financial Officer and Treasurer

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SELECTED INQUIRES RECEIVED THROUGH FEBRUARY 16, 2001
SIGNATURES